Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-255274) on Form S-8, the registration statement (No. 333-264009) on Form F-3 and the registration statement (No. 333-268976) on Form F-3 of our report dated April 16, 2024, with respect to the consolidated financial statements of MINISO Group Holding Limited.

/s/ KPMG Huazhen LLP

Guangzhou, China

April 16, 2024